EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

 CONTINENTAL AIRLINES REACHES TENTATIVE

AGREEMENTS ON NEW CONTRACTS WITH PILOTS,

FLIGHT ATTENDANTS, MECHANICS AND DISPATCHERS

HOUSTON, Feb. 28, 2005 - Continental Airlines (NYSE: CAL) today issued the following bulletin to its employees announcing that it has reached tentative agreements with its union groups:

Continental today announced it has reached tentative agreements on new contracts covering the company's pilots, flight attendants, mechanics and dispatchers following negotiations with the Air Line Pilots Association International, the International Association of Machinists and Aerospace Workers, the International Brotherhood of Teamsters, and the Transport Workers Union.

Each of the unions is preparing detailed communications to its membership to explain the agreements, which are subject to union leadership approvals and ratification by each covered work group. The tentative agreements covering pilots and flight attendants are subject to internal union approval processes before submission of the agreements for pilot and flight attendant ratification. The company is not releasing details of the agreements in order to allow the unions to directly communicate with their members. Results of the ratification process for each of the agreements are expected by the end of March 2005.

The company expects the wage and benefit reductions for all employees to become effective at the end of March. Wage and benefit reductions for airport, cargo, reservations, Chelsea food services, management and clerical employees were scheduled to take effect today. However, these reductions will be deferred until the end of March to coincide with other work groups' reductions.

The company's officers and its board of directors will implement their reductions on Feb. 28.

Ratification of the agreements will put Continental on a path for success, with the ability to grow its network and the potential to achieve consistent profitability.

"I want to thank the unions' leadership and negotiating teams for working tirelessly through this process," Chairman and Chief Executive Officer Larry Kellner said. "I know a reduction in pay and benefits is painful. However, these agreements, along with the reductions from the rest of our work groups, will put in place the tools we need to be successful and grow our company, securing the careers and retirement of all Continental employees. We will all continue to work together to deliver a strong future for Continental and its people."

Because of Continental's success in reaching these tentative agreements by Feb. 28, The Boeing Company and Continental have agreed to extend for one month the period for board approval of their previously announced aircraft acquisition agreement, allowing time for ratification of these tentative agreements. The aircraft acquisition agreement will permit the company to grow by leasing eight 757-300 aircraft starting this summer, accelerating delivery of six Boeing 737-800 aircraft into 2006, and acquiring 10 Boeing 787 aircraft beginning in 2009.

The tentative agreements, along with previously announced pay and benefit reductions for other work groups, conclude the negotiation process with all employees, except some Continental Micronesia (CMI) and international employees. The pay and benefits of international employees must be adjusted in accordance with laws and regulations of the various countries. Continental expects to complete the process with these remaining employees in the near future.

The company expects to achieve approximately $500 million of annual cost savings on a run-rate basis when its agreements with its various work groups are implemented. This excludes the non-cash cost of approximately 10 million stock options that the company expects to issue to its employees in connection with the pay and benefit reductions and accruals for certain non-cash costs or charges relating to items contained in the tentative agreements. Further, the company's ability to achieve certain of the cost reductions will depend on timely and effective implementation of new work rules, actual productivity improvement, implementation of technology and other items, the timing and full impact of which are difficult to estimate at this time.

Continental Airlines is the world's sixth-largest airline with more than 3,000 daily departures throughout the Americas, Europe and Asia.  The carrier serves 152 domestic and 122 international destinations, more than any other carrier in the world. Nearly 400 additional points are served via SkyTeam alliance airlines, which include Aeromexico, Air France/KLM, Alitalia, CSA Czech Airlines, Delta Air Lines, Korean Air and Northwest Airlines.  With 41,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 55 million passengers per year.

Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For the second consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2005 list of Most Admired Global Companies. Continental was also included in the publication's annual "Top 50" list, which ranks all companies, across a wide variety of industries, that appear in the Global Most Admired Companies issue. Continental won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class." For more company information, visit continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as the consequences of failing to achieve the $500 million reduction in annual payroll and benefit costs by Feb. 28, 2005, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the tentative agreements will be ratified or, if ratified, the company will be able to achieve the cost reductions expected as a result of such agreements, which will depend, among other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings estimates are based. Continental undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

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